Exhibit 99.1

Dr. Kathleen A. Merrigan Joins Board of Directors

Marrone Bio Innovations Appoints Former Deputy Secretary of Agriculture

and Global Sustainability Thought Leader

March 24, 2016, Davis, Calif. —Today, Marrone Bio Innovations Inc. (MBI) (NASDAQ: MBII) announced the appointment of former United States Deputy Secretary of Agriculture Kathleen A. Merrigan, Ph.D., to its board of directors.

Dr. Merrigan served as deputy secretary and chief operating officer of the United States Department of Agriculture from 2009 through 2013. In her role at USDA, she oversaw the daily operations of the agency and was an outspoken champion of agricultural sustainability. She was, and is, widely recognized as one of the nation’s leading advocates of “growing food locally.” From 1999 through 2001, Dr. Merrigan was the head of USDA’s Agricultural Marketing Service where she was instrumental in developing the country’s organic labeling rules.

Dr. Merrigan has served as the executive director of sustainability at the George Washington University since 2014, where she leads the GW Sustainability Collaborative and GW Food Institute, and serves as a professor of public policy. She also has been actively involved with the Food and Agriculture Organization (FAO) of the United Nations since 1998, serving in various roles including delegation head, chairman and lecturer. Dr. Merrigan is currently a board member of FoodCorps and Stone Barns Center for Food and Agriculture. She was named as one of Time Magazine’s, “100 Most Influential People in the World,” in 2010. Dr. Merrigan received her Ph.D. in Public Policy and Environmental Planning from the Massachusetts Institute of Technology, an M.A. in Public Affairs from the University of Texas at Austin, and a B.A. from Williams College.

“I am excited to be asked to serve on MBI’s board. I visited the company when I was Deputy Secretary of the USDA. I believe that MBI’s products are an important part of the present and future food production system,” said Dr. Merrigan. “Additionally, I am thrilled to join MBI Board Member Rich Rominger, the company’s founding investor, past Chair and current MBI Board member who encouraged me to join USDA back in 1999 to help the organic industry and who has been a mentor and friend ever since.”

Dr. Pam Marrone, MBI’s CEO and Founder, said “I am so thrilled to have someone of the stature of Dr. Merrigan join MBI’s Board. Her experience and knowledge of sustainable ag and food systems dovetail nicely with where the industry is going and MBI’s leadership in helping drive sustainability through our growing portfolio of biological products.”

About Marrone Bio Innovations

Smart. Natural. Solutions.

Marrone Bio Innovations, Inc. (NASDAQ: MBII) aims to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have four products for agriculture on the market (Regalia®, Grandevo®, Venerate® and Majestene™), a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Marrone Bio Innovations Contact:

Nancy M. Hood, VP Marketing

(530) 302-8290

nhood@marronebio.com

Investor Relations Contact:

James Palczynski, ICR

203-682-8229

James.Palczynski@icrinc.com

Regalia, Grandevo and Venerate are registered trademarks of Marrone Bio Innovations. Majestene is a trademark of Marrone Bio Innovations.